Exhibit 99.1

DRIL-QUIP, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2023 RESULTS

Annual revenue increases double digits year-over-year

Full year cash provided by operations increases $44.5 million year-over-year

Company provides fiscal 2024 financial outlook

HOUSTON, February 26, 2024 — Dril-Quip, Inc. (NYSE: DRQ), (the “Company” or “Dril-Quip”), a developer, manufacturer and provider of highly engineered equipment, service, and innovative technologies for use in the energy industry, today reported operational and financial results for the fourth quarter and full year 2023.

Fourth Quarter Highlights

•
Revenue of $126.3 million increased 8% sequentially and 31% year-over-year
•
Net Bookings of $122.7 million increased $76.2 million sequentially and $24.4 million year-over-year
•
Net Income of $1.8 million increased $8.9 million sequentially and $2.1 million year-over-year
•
Adjusted EBITDA of $16.5 million increased 34% sequentially and 61% year-over-year
•
Gross Margin of 27.4% improved 44 basis points sequentially and decreased 381 basis points year-over-year
•
Free cash flow of $14.5 million decreased $3.3 million sequentially and increased $37.3 million year-over-year
•
Closed on the sale of a third Houston property generating net proceeds of $9 million
•
Secured major subsea production system in Australia for approximately $40 million
•
Awarded 3-year deepwater subsea wellhead contract by CNOOC
•
Won a multi-well, multi-year contract to supply Subsea Wellhead Systems in Mexico
•
Awarded Hibernia / Exxon Canada Diverter Systems which provides a special application for pressure balanced drilling
•
Deployed equipment for the completion of three Canadian carbon storage appraisal wells

Full Year Highlights

•
Revenue of $424.1 million increased 17% year-over-year
•
Net Bookings of $295.4 million increased 9% year-over-year
•
Signed 11 new master service agreements (MSAs) in 2023
•
Adjusted EBITDA of $46.5 million reflecting 27% incremental margins
•
Closed on the sale of two Houston properties completing the current footprint optimization initiative, resulting in net proceeds of $23 million in 2023
•
Completed the acquisition of Great North which contributed $35.2 million to 2023 revenue
•
Installed BigBore™ lle subsea wellhead systems for Petrobras Exploratory project in the Santos Basin
•
Successfully installed HorizontalBore™ subsea trees at Woodside Shenzi North

•
Awarded tender with Petrobras for 43 subsea wellhead systems supporting their pre-salt well development project
•
First delivery of XPak DeTM liner hangers for exploration projects in Africa
•
Participation in a geothermal project in New Zealand through our connector product line

“Strong performance in the fourth-quarter was great way to close out 2023 for Dril-Quip with double-digit growth in both annual revenue and adjusted EBITDA, showcasing significant progress toward our longer-term financial, operational, and strategic objectives," said Jeff Bird, Dril-Quip’s President and Chief Executive Officer. “Bookings in the fourth quarter came in at $123 million driven by securing a subsea production system tender for approximately $40 million in Australia. Further, we signed 11 new MSAs this year, setting the stage for continued stable top-line growth.”

“With improved reporting lines, leaner operations, and quicker delivery times for our customers, we are well positioned to capitalize on the ongoing offshore upcycle and drive future margins meaningfully higher. Our strong balance sheet and financial flexibility allow us to continue to evaluate both organic and inorganic growth opportunities to capture incremental market share and ultimately drive sustained, profitable growth for our shareholders.”

2024 Financial Outlook

•
Revenue growth of 15%-20%
•
Adjusted EBITDA of $65 million to $75 million
•
Subsea Product Bookings of $200 million to $225 million
•
Capital Expenditures 3-5% of revenue

In conjunction with today’s release, the Company posted a new investor presentation entitled “2024 Investor Presentation” to its website, www.dril-quip.com, on the “Events & Presentations” page under the Investors tab. Investors should note that Dril-Quip announces material financial information in Securities and Exchange Commission (“SEC”) filings, press releases and public conference calls. Dril-Quip may use the Investors section of its website (www.dril-quip.com) to communicate with investors. It is possible that the financial and other information posted there could be deemed to be material information. Information on Dril-Quip’s website is not part of this release.

Operational and Financial Results

Revenue, Cost of Sales and Gross Operating Margin

Consolidated revenue for the fourth quarter of 2023 was $126.3 million, up $9.1 million from the third quarter of 2023 and up $29.5 million compared to the fourth quarter of 2022. The increase in revenue was primarily driven by the rebound of Subsea Services activity and the first full quarter of Great North post-acquisition, which contributed $19.7 million in the quarter.

For the full year 2023, revenue was $424.1 million, up $62.1 million from the full year of 2022. Well Construction revenues increased $51.3 million year-over-year, primarily driven by the acquisition of Great North as well as large-bore liner hanger growth in offshore Brazil, Mexico, and West Africa. Subsea Services segment revenue increased 7% year-over-year to $101.3 million, and Subsea Products segment revenue increased 2% compared to the prior year to $198.3 million.

Cost of sales for the fourth quarter of 2023 was $91.7 million, an increase of $6.1 million sequentially and $25.1 million year-over year. Gross operating margin for the fourth quarter of 2023 was 27.4%, up from 27.0% for the third quarter of 2023 and down from 31.2% year-over-year. Gross margins decreased year-over-year, driven by unfavorable product line mix within Subsea Products and some international start-up costs in our Well Construction segment.

Cost of sales for the full year of 2023 was $308.5 million, an increase of $42.6M from the full year 2022. Gross margin for the full year 2023 was 27.3% compared to a gross margin of 26.5% for the full year 2022. The increase in gross margin year-over-year can be attributed to favorable product line mix and the impact of productivity initiatives.

Selling, General, Administrative, and Engineering Expenses

Selling, general and administrative (“SG&A”) expenses for the fourth quarter of 2023 were $29.8 million, an increase of $2.8 million compared to the third quarter of 2023 and an increase of $2.9 million year-over-year. SG&A expenses for the full year 2023 were $101.5 million, an increase of $7.3M compared to the full year 2022. SG&A increased sequentially and year-over-year primarily due the addition of Great North expenses and severance.

Engineering and product development expenses were $3.0 million for the fourth quarter of 2023, a decrease of $0.1 million from the third quarter of 2023. Engineering and product development expense of $12.6 million for the full year of 2023 increased $0.9M compared to the full year 2022. The year-over-year increase is attributed to increased testing and qualifications related to specific international customer requirements.

Net Income, Adjusted EBITDA and Free Cash Flow

For the fourth quarter of 2023, the Company reported net income of $1.8 million, or $0.05 per share. This compares to net loss of $7.0 million, or $0.21 per share, for the third quarter of 2023 and a net loss of $0.3 million, or $0.01 per share, in the prior year period. For the full year of 2023, the Company reported a net income of $0.6 million, or $0.02 per share, compared to a net loss of $1.6 million, or $0.05 loss per share, for the full year of 2022.

Adjusted EBITDA totaled $16.5 million for the fourth quarter of 2023, an increase of $4.2 million sequentially, and $6.3 million from one year ago. For the full year of 2023, adjusted EBITDA was $46.5 million, an increase of 56% year-over-year. The increase in adjusted EBITDA year-over-year can be attributed to leverage on incremental revenues and the acquisition of Great North in the third quarter of 2023.

Cash provided by operations was $26.1 million for the fourth quarter of 2023, an increase of $2.9 million sequentially and $43.7 million compared to fourth quarter of 2022. Free cash flow was $14.5 million for the fourth quarter of 2023, an improvement of $37.3 million year-over-year, and a decrease of $3.3 million sequentially.

Cash provided by operations was $7.7 million, and free cash flow was a negative $24.9 million for the full year of 2023. The cash provided by operations increased $44.5 million compared to the full year of 2022. The increase was driven by receipt of U.S. tax refunds and improvements in our cash conversion cycle. Capital expenditures in the fourth quarter of 2023 were $11.6 million and $32.6 million for the full year of 2023, the majority of which were related to investments in manufacturing equipment and rental tools bound for work already secured.

Net proceeds from sale of property, plant and equipment was $23 million in the fiscal year 2023, primarily related to the sale of our aftermarket and administration buildings.

Share Repurchases

During 2023, the Company did not make any share repurchases. The Company has approximately $103 million remaining of the current authorization by the Board of Directors. The Company continues to evaluate the amount and timing of its share repurchases as part of its overall capital allocation strategy.

Conference Call and Webcast

Management will host a conference call and a webcast to discuss the financial results on February 27, 2024, at 10:00 a.m. Eastern Daylight Time / 9:00 a.m. Central Daylight Time. The presentation is open to all interested parties and may include forward-looking information.

To access the call, please dial in approximately ten minutes before the start of the call.

Conference Call and Webcast Details

Date / Time:	Tuesday, February 27, 2024, at 10:00 a.m. EDT / 9:00 a.m. CDT
Webcast:	https://www.webcaster4.com/Webcast/Page/2968/49907
U.S. Toll-Free Dial-In:	877-545-0523
International Dial-In:	973-528-0016
Conference ID:	699212

For those unable to participate in the live call, an audio replay will be available following the call through midnight Tuesday, March 12, 2024. To access the replay, please call 877-481-4010 or 919-882-2331 (International) and enter replay passcode 49907. A replay of the webcast will also be archived shortly after the call and can be accessed on the Company's website.

About Dril-Quip

Dril-Quip is a developer, manufacturer and provider of highly engineered equipment, service and innovative technologies for use in the energy industry.

Forward-Looking Statements

Statements contained herein relating to future operations and financial results that are forward-looking statements, including those related to market conditions, benefits of the recently completed Acquisition, anticipated project bookings, expected timing of completing strategic restructuring, anticipated timing of delivery of new orders, anticipated revenues, costs, cost synergies and savings, possible acquisitions, new product offerings and related revenues, share repurchases and expectations regarding operating results, are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the impact of actions taken by the Organization of Petroleum Exporting Countries (OPEC) and non-OPEC nations to adjust their production levels, the impact of actions taken by the OPEC and non-OPEC nations to adjust their production levels, risks related to the recently completed acquisition, including the risk that the benefits of the acquisition may not be fully realized or may take longer to realize than expected, that we will fail to successfully integrate the properties and assets into our business and that management attention will be diverted to integration-related issues, the impact of general economic conditions, including inflation, on economic activity and on our operations, the general volatility of oil and natural gas prices and cyclicality of the oil and gas industry, declines in investor and lender sentiment with respect to, and new capital investments in, the oil and gas industry, project terminations, suspensions or scope adjustments to contracts, uncertainties regarding the effects of new governmental regulations, the Company’s international operations, operating risks, the impact of our customers and the global energy sector shifting some of their asset allocation from fossil-fuel production to renewable energy resources, and other factors detailed in the Company’s public filings with the SEC. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Non-GAAP Financial Information

Adjusted Net Income (Loss), Adjusted Diluted EPS, Free Cash Flow and Adjusted EBITDA are non-GAAP measures.

Adjusted Net Income (Loss) and Adjusted Diluted EPS are defined as net income (loss) and earnings per share, respectively, excluding the impact of foreign currency gains or losses as well as other significant non-cash items and certain charges and credits.

Free Cash Flow is defined as net cash provided by operating activities less cash used in the purchase of property, plant and equipment.

Adjusted EBITDA is defined as net income excluding income taxes, interest income and expense, depreciation and amortization expense, stock-based compensation, non-cash gains or losses from foreign currency exchange rate changes as well as other significant non-cash items and other adjustments for certain charges and credits.

The Company believes that these non-GAAP measures enable it to evaluate and compare more effectively the results of our operations period over period and identify operating trends by removing the effect of its capital structure from its operating structure. In addition, the Company believes that these measures are supplemental measurement tools used by analysts and investors to help evaluate overall operating performance, ability to pursue and service possible debt opportunities and make future capital expenditures. Adjusted Net Income (Loss), Adjusted EBITDA and Free Cash Flow do not represent funds available for our discretionary use and are not intended to represent or to be used as a substitute for net income or net cash provided by operating activities, as measured under U.S. generally accepted accounting principles (“GAAP”).

See “Unaudited Non-GAAP Financial Measures” below for additional information concerning non-GAAP financial information, including a reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP. Non-GAAP financial information supplements and should be read together with, and is not an alternative or substitute for, the Company’s financial results reported in accordance with GAAP. Because non-GAAP financial information is not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures.

Investor Relations Contact

Erin Fazio, Director of Corporate Finance

Erin_Fazio@dril-quip.com

Dril-Quip, Inc.

Comparative Condensed Consolidated Income Statement

(Unaudited)

	Three months ended		Twelve months ended
	December 31, 2023	September 30, 2023	December 31, 2023	December 31, 2022
	(In thousands, except per share data)
Revenues:
Products	$78,344	$77,603	$271,021	$240,762
Services	33,452	27,214	105,680	79,129
Leasing	14,548	12,427	47,359	42,033
Total revenues	126,344	117,244	424,060	361,924
Costs and expenses:
Cost of sales	91,687	85,603	308,503	265,935
Selling, general and administrative	29,825	26,993	101,517	94,206
Engineering and product development	2,987	3,061	12,649	11,740
Restructuring and other charges	(130)	2,267	3,245	13,364
Gain on sale of property, plant and equipment	(342)	(1,027)	(8,754)	(20,019)
Acquisition costs	(41)	5,358	6,451	-
Change in fair value of earn-out liability	(2,282)	-	(2,282)	-
Foreign currency transaction loss (gain)	83	1,060	(2,549)	(3,756)
Total costs and expenses	121,787	123,315	418,780	361,470
Operating income (loss)	4,557	(6,071)	5,280	454
Interest income, net	(1,150)	(2,312)	(8,188)	(4,249)
Income tax provision (benefit)	3,863	3,275	12,864	6,327
Net income (loss)	$1,844	$(7,034)	$604	$(1,624)
Net income (loss) per share
Basic	$0.05	$(0.21)	$0.02	$(0.05)
Diluted	$0.05	$(0.21)	$0.02	$(0.05)
Depreciation and amortization	$8,487	$7,899	$30,324	$29,421
Capital expenditures	$11,585	$5,430	$32,626	$18,866
Weighted Average Shares Outstanding
Basic	34,306	34,132	34,174	34,237
Diluted	34,539	34,132	34,473	34,237

Dril-Quip, Inc.

Comparative Condensed Consolidated Balance Sheets

(Unaudited)

	December 31, 2023	September 30, 2023	December 31, 2022
	(In thousands)
Assets:
Cash, cash equivalents, and restricted cash	$191,400	$181,072	$264,804
Short-term investments	25,908	8,911	32,232
Other current assets	502,409	519,057	452,988
PP&E, net	217,631	211,806	181,270
Other assets	90,833	86,722	38,657
Total assets	$1,028,181	$1,007,568	$969,951
Liabilities and Equity:
Current liabilities	$117,703	$106,735	$87,555
Deferred income taxes	10,564	12,114	3,756
Other long-term liabilities	18,654	18,257	6,288
Total liabilities	146,921	137,106	97,599
Total stockholders equity	881,260	870,462	872,352
Total liabilities and equity	$1,028,181	$1,007,568	$969,951

Dril-Quip, Inc.

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

(Unaudited)

Free Cash Flow:	Three months ended
	December 31, 2023	September 30, 2023	December 31, 2022
	(In thousands)
Net cash provided by (used in) operating activities	$26,131	$23,234	$(17,604)
Less:
Purchase of property, plant and equipment	(11,585)	(5,430)	(5,154)
Free cash flow	$14,546	$17,804	$(22,758)

Free Cash Flow:	Twelve months ended December 31,
	2023	2022	2021
	(In thousands)
Net cash provided by (used in) operating activities	$7,727	$(36,771)	$38,428
Less:
Purchase of property, plant and equipment	(32,626)	(18,866)	(9,990)
Free cash flow	$(24,899)	$(55,637)	$28,438

Dril-Quip, Inc.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(Unaudited)

Adjusted EBITDA:	Three months ended
	December 31, 2023	September 30, 2023	December 31, 2022
	(In thousands)
Net income (loss)	$1,844	$(7,034)	(405)
Add:
Interest income, net	(1,150)	(2,312)	(3,378)
Income tax provision (benefit)	3,863	3,275	1,266
Depreciation and amortization expense	8,487	7,899	7,069
Restructuring and other charges	(130)	2,267	3,466
Acquisition costs	(41)	5,358	-
Change in fair value of earn-out liability	(2,282)	-	-
Gain on sale of property, plant and equipment	(342)	(1,027)	(2,249)
Foreign currency transaction loss	83	1,060	1,818
Stock compensation expense	3,173	2,576	2,694
Other	3,041	309	-
Adjusted EBITDA	$16,546	$12,371	$10,281

Adjusted EBITDA:	Year ended
	December 31, 2023	December 31, 2022	December 31, 2021
	(In thousands)
Net income (loss)	$604	$(1,624)	$(128,493)
Add:
Interest expense (income), net	(8,188)	(4,249)	212
Income tax provision	12,864	6,327	2,946
Depreciation and amortization expense	30,324	29,421	30,381
Restructuring and other charges	3,245	13,364	96,650
Acquisition costs	6,451	-	-
Change in fair value of earn-out liability	(2,282)	-	-
Gain on sale of property, plant and equipment	(8,754)	(20,019)	(4,482)
Foreign currency transaction loss (gain)	(2,549)	(3,756)	836
Stock compensation expense	10,892	10,363	14,895
Other	3,935	-	1,787
Adjusted EBITDA	$46,542	$29,827	$14,732

Dril-Quip, Inc.

Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) and Diluted Earnings (Loss) per Share to Adjusted Diluted Earnings (Loss) per Share

(Unaudited)

Adjusted Net Income (Loss) and Diluted EPS:	Three months ended
	December 31, 2023		September 30, 2023		December 31, 2022
	Effect on net income (loss) (after-tax)	Impact on diluted earnings (loss) per share	Effect on net income (loss) (after-tax)	Impact on diluted earnings (loss) per share	Effect on net income (loss) (after-tax)	Impact on diluted earnings (loss) per share
	(In thousands, except per share amounts)
Net income (loss)	$1,844	$0.05	$(7,034)	$(0.21)	$(405)	$(0.01)
Adjustments (after tax):
Foreign currency transaction loss	66	-	837	0.02	1,436	0.04
Restructuring and other charges	(103)	-	1,791	0.05	2,738	0.08
Gain on sale of property, plant and equipment	(270)	(0.01)	(811)	(0.02)	(1,777)	(0.05)
Adjusted net income (loss)	$1,537	$0.04	$(5,217)	$(0.16)	$1,993	$0.06

Adjusted Net Income (Loss) and Diluted EPS:	Twelve months ended December 31,
	2023		2022		2021
	Effect on net income (loss) (after-tax)	Impact on diluted earnings (loss) per share	Effect on net income (loss) (after-tax)	Impact on diluted earnings (loss) per share	Effect on net income (loss) (after-tax)	Impact on diluted earnings (loss) per share
	(In thousands, except per share amounts)
Net income (loss)	$604	$0.02	$(1,624)	$(0.05)	$(128,493)	$(3.63)
Adjustments (after tax):
Foreign currency transaction loss (gain)	(2,014)	(0.06)	(2,967)	(0.09)	660	0.02
Restructuring and other charges	2,564	0.07	10,558	0.31	76,354	2.16
Gain on sale of property, plant and equipment	(6,916)	(0.20)	(15,815)	(0.46)	(3,541)	(0.10)
Adjusted net loss	$(5,762)	$(0.17)	$(9,849)	$(0.29)	$(55,020)	$(1.55)